Exhibit 99.1

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FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President of Finance	Investor Info: Susan Garland (212) 827-3775
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

COMFORCE CORPORATION ANNOUNCES FIRST QUARTER 2007 RESULTS

•	Company reports record first quarter revenues
•	15th consecutive quarter of improved year-over-year revenues
•	Net income increases to $914,000 compared to $245,000 in first quarter 2006

Woodbury, NY -- May 3, 2007 -- COMFORCE Corporation (ASE: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services today reported results for its first quarter ended April 1, 2007. Revenues for the quarter rose 4.9% to $141.6 million, compared to revenues of $135.0 million for the first quarter of 2006.  The improvement in revenues was primarily the result of continued growth in the Company's Human Capital Management Services segment, consisting of PRO Unlimited®, in which revenues increased $8.2 million, or 10.4% over first quarter 2006. At the same time, PRO reported gross profit for the quarter of $11.4 million, compared to $9.3 for first quarter 2006. Staff Augmentation revenue decreased by $1.6 million, primarily due to a $2.1 million decrease in Technical Services sales and a $3.0 million decrease in Telecom Services sales. This was partially offset by a $2.8 million increase in services provided to Information Technology customers.
Gross profit for the first quarter of 2007 was $22.1 million, or 15.6% of sales, compared to $20.2 million, or 14.9% of sales for the comparable period last year.
COMFORCE's operating income for the first quarter was $3.6 million, compared to operating income of $3.1 million for the first quarter of 2006. As a percentage of revenues, operating income was 2.5% in the first quarter of 2007, compared to 2.3% for the same quarter last year.
Interest expense was $2.0 million for the first quarter of 2007, compared to $2.4 million for the first quarter of 2006. As mentioned in the past, this decrease is primarily due to the Company's successful reduction of higher interest rate public debt in 2006, including the August 2006 redemption of $21.4 million of our 12% senior notes, resulting in an annual interest savings of approximately $1 million.
The Company recorded income before income taxes of $1.6 million for the first quarter of 2007, compared to income before income taxes of $674,000 for the comparable quarter last year. COMFORCE recognized a provision for income taxes of $652,000 in the first quarter of 2007, compared to a provision for income taxes of $429,000 in the first quarter of 2006.

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COMFORCE reported net income of $914,000, or $0.04 per basic and $0.03 per diluted share for the first quarter of 2007, compared to net income of $245,000, or $0.00 per basic and diluted share for the first quarter of 2006.

Comments from Management
John Fanning, Chairman and Chief Executive Officer of COMFORCE, commented, "We are particularly pleased to report our highest first quarter revenues since the founding of COMFORCE and marking our 15th consecutive quarter of year-over-year revenue growth. In addition, I am pleased that our gross profit margin increased to 15.6% compared to 14.9% for first quarter 2006. This gross profit increase was primarily driven by an increase in gross profit percentage at PRO.
"PRO Unlimited continued to be a major contributor to our sales growth, having posted a 10.4% increase in revenues. PRO recently implemented three major accounts and we expect that they will continue to contribute to our sales growth throughout the year. We are also pleased with the advances that Information Technologies made during the first quarter with revenue growth of 13.4% over last year's first quarter."
Mr. Fanning concluded, "We believe that we are off to a good start and continue to be most excited about our Company's opportunities for the balance of 2007. We will continue to concentrate our efforts on PRO and RightSourcing®, our centralized solution for managing multiple staffing vendor service companies, which we believe offer the greatest potential for increased profitability."

COMFORCE Corporation will hold an investor conference call to discuss the Company’s financial and operational results at 2:00 p.m. Eastern Time on May 3, 2007. Investors will have the opportunity to listen to the conference call through the Internet at
www.fulldisclosure.com. To listen to the live call, please go to the web site at least 15 minutes before the start of the call. For those who cannot listen to the live broadcast, a replay will be available beginning approximately one hour after the call and continuing for 90 days at the above web site. We expressly disclaim any responsibility for updating the information in the broadcast during the period it remains available for replay.

About COMFORCE
COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces. We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support services, technical and engineering, information technology, telecommunications and other staffing needs. We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.
The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited® subsidiary. The Staff Augmentation segment provides healthcare support services, including RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing Services. The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

To view the Company’s web page visit www.comforce.com

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We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, nor will we undertake any obligation to update any of these statements. Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our customers to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•	significant increases in the effective rates of any payroll-related costs that we are unable to pass on to our customers;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations in which we operate, or our inability to comply with these laws and regulations;

•	our inability to collect fees due to the bankruptcy of our customers, including the amount of any wages we have paid to our employees for work performed for these customers;

•	our inability to keep pace with rapid changes in technology in our industry;

•
in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of customer proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;

•	unfavorable developments in our business may result in the necessity of writing off goodwill in future periods;

•
as a result of covenants and restrictions in the documents governing our senior notes and bank credit facility, or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value; or

•
any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2006 (a copy of which may be accessed through www.sec.gov or ).

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	April 1,	March 26,
	2007	2006 [1]

Net sales of services	$141,603	$135,001

Costs and expenses:
Cost of services	119,454	114,840
Selling, general and administrative expenses	17,955	16,287
Depreciation and amortization	637	736

Total costs and expenses	138,046	131,863

Operating income	3,557	3,138

Other (expense) income:
Interest expense	(2,034)	(2,446)
Other income (expense), net	43	(18)
	(1,991)	(2,464)

Income before income taxes	1,566	674
Provision for income taxes	652	429
Net income	$914	$245

Dividends on preferred stock	251	251

Net income (loss) available to common stockholders	$663	$(6)

Basic income (loss) per common share	$0.04	$(0.00)

Diluted income (loss) per common share	$0.03	$(0.00)

Weighted average common shares outstanding, basic	17,382	17,235
Weighted average common shares outstanding, diluted	31,854	17,235

[1] Revised for the adoption of SAB 108 effective December 26, 2005.

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
April 1, 2007 and December 31, 2006
(in thousands, except share and per share amounts)
(unaudited)

	April 1,	December 31,
Assets	2007	2006

Current assets:
Cash and cash equivalents	$3,199	3,782
Accounts receivable, less allowance of $195 in 2007 and 2006	128,705	114,079
Funding and service fees receivable, less allowance of $81 in 2007 and 2006	12,536	13,170
Prepaid expenses and other current assets	4,784	3,863
Deferred income taxes, net	1,500	1,500
Total current assets	150,724	136,394

Deferred income taxes, net	282	263
Property and equipment, net	6,650	5,376
Goodwill	32,073	32,073
Deferred financing costs, net	714	765
Other assets, net	257	267

Total assets	$190,700	175,138

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,043	3,281
Accrued expenses	107,467	100,768
Total current liabilities	109,510	104,049

Long-term debt (including related party debt of $1,520 in 2007 and 2006)	94,983	89,770
Other liabilities	645	34

Total liabilities	205,138	193,853

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized, 17,385,547 and 17,370,551 shares issued and outstanding in 2007 and 2006, respectively	174	174
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at April 1, 2007 and December 31, 2006, with an aggregate liquidation preference of $8,043 at April 1, 2007 and $7,928 at December 31, 2006	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at April 1, 2007 and December 31, 2006, with an aggregate liquidation preference of $648 at April 1, 2007 and $638 at December 31, 2006	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at April 1, 2007 and December 31, 2006,with an aggregate liquidation preference of $7,904 at April 1, 2007 and $7,778 at December 31, 2006	10,264	10,264
Additional paid-in capital	48,214	48,190
Accumulated other comprehensive income	26	55
Accumulated deficit	(77,933)	(82,215)

Total stockholders’ deficit	(14,438)	(18,715)

Total liabilities and stockholders’ deficit	$190,700	175,138

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